EXHIBIT 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen Chief Marketing & Communications Officer (787) 706-2570	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces the Retirement of Socorro Rivas-Rodríguez; Names Pablo
Almodóvar Scalley as Successor

SAN JUAN, Puerto Rico, July 3, 2012 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced the retirement of Socorro Rivas-Rodríguez, President and Chief Executive Officer of Triple-S Salud, the company’s managed care subsidiary. In conjunction with this announcement, the company has selected Pablo Almodóvar-Scalley to be Ms. Rivas-Rodríguez’s successor. Ms. Rivas-Rodríguez will remain President and Chief Executive Officer of Triple-S Salud until September 30, 2012, continuing to handle her day-to-day management responsibilities and assisting in the transition of her executive functions.

Ms. Rivas-Rodríguez has had a distinguished career at the company, spanning a period of 30 years. She served as General Manager of Triple-S Salud beginning in 1999 and was named this division’s President and Chief Executive Officer in May 2002. During her tenure, premiums earned at the managed care subsidiary grew approximately 70%, the Medicare Advantage business was launched, and the purchases of Blue Cross of Puerto Rico (La Cruz Azul de Puerto Rico) and American Health were consummated.

Mr. Almodóvar-Scalley joined Triple-S in 1990 and has worked in several divisions of the corporation. During his 22 years at the company, he has held positions of increasing responsibility and scope, including Senior Vice President of Finance and Administration and Senior Vice President and Chief Operating Officer. Currently, as Executive Vice President of Triple-S Salud, reporting directly to Ms. Rivas-Rodríguez, Mr. Almodóvar-Scalley oversees finance and administration and all operational matters. He also supervises the information technology function, spearheading the successful conversion to the new core operating system. In addition, Mr. Almodóvar-Scalley was in charge of the Blue Cross of Puerto Rico integration into Triple-S Salud. He is a graduate of the University of Puerto Rico with a degree in Business Administration.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corporation, said, “We thank Socorro for her many years of dedicated service and numerous contributions to Triple-S. She has been instrumental in establishing Triple-S Salud as the leader in Puerto Rico’s managed care market, driven by a passion for the delivery of high quality care, customer service, and operational efficiency. During her tenure, she broadened our product portfolio, heightened awareness of our brand, and expanded our customer base. We wish her the best in any future endeavors and are committed to ensuring a smooth transition during the next three months.”

Mr. Ruiz-Comas concluded, “While Ms. Rivas-Rodríguez will be greatly missed, Triple-S is fortunate to have a deep pool of in-house managerial talent. Mr. Almodóvar-Scalley has been with Triple-S for more than two decades, has held a variety of executive positions during his career, and is extremely knowledgeable about all parts of our managed care operation. I have the utmost confidence that he has the skill set necessary to be a successful leader and drive continued growth in our core business.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the leading player in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield brand through its subsidiary Triple-S Salud, Inc. and effective February 2011, also offers non-branded Medicare products through American Health Inc. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.